Exhibit 5.1
February 13, 2009
Re: Opinion and Consent of Rhoads & Sinon LLP
Board of Directors
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
Ladies and Gentlemen:
          Reference is made to your Registration Statement on Form S-3, which is to be filed with the Securities and Exchange Commission regarding the registration of: (a) 26,440 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), (b) a warrant for the purchase of 194,794 shares of common stock, par value $1.00 per share, with an initial per share exercise price of $20.36 (the “Warrant”), and (c) 194,794 shares of common stock issuable upon exercise of the Warrant (the “Warrant Shares”), of Citizens & Northern Corporation, a Pennsylvania corporation (the “Company”).
          The Series A Preferred Stock and the Warrant were issued by the Company to the United States Department of the Treasury (“Treasury”) on January 16, 2009 pursuant to that certain Letter Agreement, dated as of January 16, 2009, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement Standard Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program Capital Purchase Program. The securities covered by the Registration Statement also include depositary shares (the “Depositary Shares”) representing fractional interests in the Series A Preferred Stock, which may be resold in lieu of whole shares of Series A Preferred Stock in the event Treasury requests that the Company deposit the Series A Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement.
          In connection with this opinion, we have examined, among other things:
(1) a copy of the Purchase Agreement;
(2) a copy of the Registration Statement on Form S-3;
(3) a copy of the Warrant;
(4) a copy certified to our satisfaction of the articles of incorporation and bylaws of the Company as in effect on the date hereof;
(5) copies certified to our satisfaction of resolutions adopted by the Board of Directors of the Company, including resolutions approving the Purchase Agreement and transactions contemplated thereby; and
(6) such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish the opinions contained in this letter.
          We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed, reproduced or electronic copies. As to facts material to the opinions and assumptions expressed herein, we have, with your consent, relied on oral or written statements and representations of officers and other representatives of the Company and others, including, but not limited to, the representations and warranties of the Company in the Purchase Agreement (including the Standard Terms) and the Warrant referenced above. We have not independently verified such matters. Our opinion regarding the Series A Preferred Stock and the Warrant that they are fully paid and nonassessable is based solely on a certificate from an officer of the Company confirming the Company’s receipt of the consideration required by the Purchase Agreement. We assume that all action required to register and qualify the securities for sale under all applicable state securities laws will be accomplished prior to the offer and sale of the securities.
          Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that:
               1. The Company is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania.
               2. The shares of Series A Preferred Stock have been duly authorized, validly issued, fully paid, and non-assessable.
               3. The Warrant has been duly authorized and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
               4. The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.
               5. With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s articles of incorporation or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Series A Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and nonassessable.
          The foregoing opinions are limited to the laws of the Commonwealth of Pennsylvania and applicable federal law, and we render no opinion with respect to the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Rhoads & Sinon LLP
Rhoads & Sinon LLP